UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 13, 2012

Carter Validus Mission Critical REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-165643 (1933 Act)	27-1550167
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4211 West Boy Scout Blvd.

Suite 500

Tampa, Florida 33607

(Address of principal executive offices)

(813) 287-0101

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Northwoods Data Center

On January 13, 2012, DC-2775 Northwoods Parkway, LLC (“DC-Northwoods”), a wholly owned subsidiary of Carter/Validus Operating Partnership, LP (“CVOP”), the operating partnership of Carter Validus Mission Critical REIT, Inc. (the “Company”), entered into a Purchase Agreement with 2775 Northwoods, LLC (the “Northwoods Purchase Agreement”), a Georgia limited liability company, as the seller, which is not affiliated with the Company, its advisor or its affiliates, for the purchase of 100% of the seller’s interest in an approximately 33,000 square foot net leased data center (the “Northwoods Data Center”), located in Norcross, Georgia. The Northwoods Data Center currently is 100% leased to a single tenant. The purchase price of the Northwoods Data Center would be $5,300,000, plus closing costs.

The material terms of the Northwoods Purchase Agreement provide for (i) an initial earnest money deposit of $100,000, which will be applied towards the purchase price on the completion of the acquisition of the Northwoods Data Center; (ii) a due diligence period from January 17, 2012 through February 16, 2012; provided, however, that such due diligence period may be extended by DC-Northwoods for an additional fifteen days by depositing an additional extension deposit in the amount of $25,000, which would also be applied toward the purchase price; (iii) a right to terminate the Northwoods Purchase Agreement, in DC-Northwoods’ sole discretion, at any time prior to the expiration of the due diligence period; (iv) if the Northwoods Purchase Agreement is terminated prior to the expiration of the due diligence period, the initial earnest money deposit, together with the extension deposit, if any, will be refunded to DC-Northwoods; and (v) an anticipated closing date of March 19, 2012; provided, however, that the closing of the acquisition will occur no later than thirty days after the expiration of the due diligence period. The Northwoods Purchase Agreement also contains customary covenants, closing conditions, representations and warranties, and indemnification provisions.

Stonegate Medical Center

On January 13, 2012, HC-2501 W William Cannon Dr, LLC (“HC-Cannon”), a wholly owned subsidiary of CVOP, entered into a Purchase Agreement with Stonegate Professional Properties, L.P. (the “Stonegate Purchase Agreement”), a Texas limited partnership, as the seller, for the purchase of 100% of the seller’s interest in an approximately 27,000 square foot net leased integrated medical facility consisting of a surgical center, a diagnostic and radiological center, and a pain management center (the “Stonegate Medical Center”), located in Austin, Texas. The Stonegate Medical Center currently is 100% leased to three tenants. The purchase price of the Stonegate Medical Center would be $9,100,000, plus closing costs.

The material terms of the Stonegate Purchase Agreement provide for (i) an initial earnest money deposit of $100,000, which will be applied towards the purchase price on the completion of the acquisition of the Stonegate Medical Center; (ii) a due diligence period from January 17, 2012 through February 16, 2012; provided, however, that such due diligence period may be extended by HC- Cannon for an additional fifteen days by depositing an additional extension deposit in the amount of $25,000, which would also be applied toward the purchase price; (iii) a right to terminate the Stonegate Purchase Agreement, in HC-Cannon’s sole discretion, at any time prior to the expiration of the due diligence period; (iv) if the Stonegate Purchase Agreement is terminated prior to the expiration of the due diligence period, the initial earnest money deposit, together with the extension deposit, if any, will be refunded to HC-Cannon; and (v) an anticipated closing date of March 19, 2012; provided, however, that the closing of the acquisition will occur no later than thirty days after the expiration of the due diligence period. The Stonegate Purchase Agreement also contains customary covenants, closing conditions, representations and warranties, and indemnification provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Carter Validus Mission Critical REIT, Inc.

Dated: January 17, 2012	By:	/s/ Todd M. Sakow
Name: Todd M. Sakow
Title: Chief Financial Officer